For immediate release	Contact:
Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201-444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports Earnings for
Fourth Quarter and Year Ended December 31, 2016

Midland Park, NJ - February 23, 2017 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, today reported results for the fourth quarter and full year ended December 31, 2016. For the three months ended December 31, 2016, the Corporation reported net income available to common shareholders of $1.3 million, or $0.22 per diluted common share, compared with $1.1 million, or $0.17 per diluted common share, for the three months ended December 31, 2015. Net income available to common shareholders for the year ended December 31, 2016, of $4.7 million, or $0.78 per diluted common share, represented a 26% increase over the $3.7 million, or $0.62 per diluted common share, earned for the year ended December 31, 2015.

In commenting on the performance, Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer, stated, “We are proud to demonstrate our continuing ability to improve earnings. Specifically, for 2016, we achieved 14.7% of growth in our loan portfolio while keeping expenses relatively flat.”

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Stewardship Financial Corporation, continued                     February 23, 2017

Balance Sheet / Financial Condition
Total assets of $795.5 million at December 31, 2016 reflected an increase when compared with $717.9 million of assets at December 31, 2015. Since December 31, 2015, a $77.6 million increase in gross loans receivable was the result of new loan originations net of normal principal amortization and payoffs. “We are encouraged by the momentum resulting from robust loan production in 2016 but remain vigilant to ensure that loans meet our prudent underwriting standards,” Van Ostenbridge stated.

Deposit balances totaled $658.9 million at December 31, 2016, compared with $604.8 million a year earlier reflecting $54.2 million, or 9.0%, in growth. In addition, in order to fund loan growth and manage interest rate risk, other borrowings increased $19.2 million to $59.2 million at December 31, 2016. Van Ostenbridge noted, “The combination of the increase in deposits as well as the appropriate use of low-cost borrowings is important to our ability to cost-effectively fund the growth we experienced in our loan portfolio.”

Regulatory capital levels at December 31, 2016, continue to remain strong, with a Tier 1 leverage ratio of 7.65% and total risk based capital ratio of 13.10%, far exceeding the regulatory requirements of 4% and 8%, respectively, to be considered a “well capitalized” institution.

Operating Results
Net interest income of $5.9 million and $22.6 million was reported for the three months and year ended December 31, 2016, respectively, compared with $5.4 million and $21.8 million for the same periods in 2015. The net interest margin was 3.18% for both the current three months and year ended December 31, 2016, compared with 3.18% and 3.30% for the three months and year ended December 31, 2015, respectively. In general, the net interest rate spread and net interest margin for the current year periods reflect an overall

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Stewardship Financial Corporation, continued                     February 23, 2017

decline in loan interest rates - a result of the historically low market rates in the current environment. The current year net interest income and margin includes the impact of the $16.6 million of Subordinated Notes issued in August 2015 and the subsequent redemption of preferred stock. When compared with the year ended December 31, 2015, the cost of the Subordinated Notes added a total of $781,000 of interest expense to the current year. However, such increase, on an after-tax basis, is less than the dividends that would have accrued on the preferred stock. The rate on the preferred stock would have been 4.56% until March 1, 2016, when the dividend rate on the preferred stock would have increased and become fixed at 9%.

For the three months ended December 31, 2016, the Corporation reported noninterest income of $937,000 compared with $855,000 for the equivalent prior year period. Noninterest income for the year ended December 31, 2016, was $3.4 million compared with $3.5 million for 2015. The year ended December 31, 2016, included a $44,000 increase in income due to the purchase of an additional $2.0 million of bank owned life insurance. In addition, gain on sales of mortgage loans were $164,000 for the year ended December 31, 2016, compared with gains of $141,000 realized in the prior year. Offsetting these increases, was a $106,000 decrease for the year ended December 31, 2016, due to the fact that noninterest income included only $63,000 of gains on calls and sales of securities, which is below the $169,000 recognized in the prior year. In addition, the year ended December 31, 2016, included only $36,000 of gains on sales of OREO compared with $83,000 of gains during the year ended December 31, 2015.

Noninterest expenses for the three months and year ended December 31, 2016 totaled $5.0 million and $19.9 million, respectively, relatively consistent with the $4.9 million and $20.2 million incurred for the comparable prior year periods. The Corporation continues to appropriately control expenses. Increases in various expenses were offset by decreases in other expenses. A decrease in occupancy expense is partially

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attributable to the consolidation of two branches in Hawthorne, NJ. A decrease in OREO expense is directly related to the decline in foreclosures and OREO properties. An increase in miscellaneous expense is reflective of higher audit and consulting expenses.

Asset Quality
Both the current year and the prior year period results were positively impacted by the Corporation recording negative provisions for loan losses, reflective of the ongoing analysis that demonstrates constant improvement of credit quality. Results for the three months and year ended December 31, 2016 included negative provisions of $300,000 and $1.4 million, respectively, compared with negative provisions for loan losses of $275,000 and $1.4 million for the comparable prior year periods. The recording of negative provisions for loan losses and the decline in the allowance coverage ratio are directly attributable to improved credit quality metrics of the portfolio and the reduction in the estimated level of allowance for loan losses required. Nonperforming loans continue to decline and were just $606,000, or 0.10% of total loans at December 31, 2016, compared with $1.9 million, or 0.36%, at December 31, 2015. Total nonperforming assets of $1.0 million, which includes other real estate owned, also showed continued improvement and represented just 0.13% of total assets at December 31, 2016, compared with 0.38% at December 31, 2015. The allowance for loan losses represented 1.31% of total gross loans at December 31, 2016, compared with 1.68% a year earlier.

In general, Van Ostenbridge concluded, “While we remain conservative with respect to managing risks, we are progressive in adapting to the needs of an evolving customer base. We believe in our efforts to build relationships and continue our focus on being a community-oriented / customer focused financial institution.”

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About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 11 banking offices in Midland Park, Hawthorne, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, NJ. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.8 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015

Selected Financial Condition Data:
Cash and cash equivalents	$11,680	$21,025	$13,901	$13,319	$10,910
Securities available for sale	98,583	103,546	98,533	97,637	93,354
Securities held to maturity	52,330	54,179	65,666	62,427	60,738
FHLB Stock	3,515	2,425	2,650	2,608	2,608
Loans held for sale	773	300	581	783	1,522
Loans receivable:
Loans receivable, gross	604,083	552,106	537,638	528,011	526,477
Allowance for loan losses	(7,905)	(8,150)	(8,388)	(8,540)	(8,823)
Other, net	(226)	(110)	(25)	(64)	(98)
Loans receivable, net	595,952	543,846	529,225	519,407	517,556
Other real estate owned, net	401	834	834	1,013	880
Bank owned life insurance	16,558	16,439	16,320	14,212	14,111
Other assets	15,743	15,333	14,877	15,251	16,209
Total assets	$795,535	$757,927	$742,587	$726,657	$717,888

Non-interest bearing deposits	$169,306	$172,072	$160,461	$154,201	$147,828
Interest-bearing deposits	489,624	474,012	466,008	458,225	456,925
Total deposits	658,930	646,084	626,469	612,426	604,753
Other borrowings	59,200	35,000	40,000	40,000	40,000
Subordinated debentures and subordinated notes	23,252	23,235	23,219	23,203	23,186
Other liabilities	2,766	2,040	2,213	1,836	2,376
Total liabilities	744,148	706,359	691,901	677,465	670,315
Shareholders' equity	51,387	51,568	50,686	49,192	47,573
Total liabilities and shareholders' equity	$795,535	$757,927	$742,587	$726,657	$717,888

Gross loans to deposits	91.68%	85.45%	85.82%	86.22%	87.06%

Equity to assets	6.46%	6.80%	6.83%	6.77%	6.63%

Book value per share	$8.39	$8.43	$8.29	$8.05	$7.82

Asset Quality Data:
Nonaccrual loans	$606	$929	$949	$2,304	$1,882
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	606	929	949	2,304	1,882
Other real estate owned	401	834	834	1,013	880
Total nonperforming assets	$1,007	$1,763	$1,783	$3,317	$2,762

Nonperforming loans to total loans	0.10%	0.17%	0.18%	0.44%	0.36%
Nonperforming assets to total assets	0.13%	0.23%	0.24%	0.46%	0.38%
Allowance for loan losses to gross loans	1.31%	1.48%	1.56%	1.62%	1.68%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015

Selected Operating Data:
Interest income	$7,000	$6,643	$27,085	$25,609
Interest expense	1,103	1,198	4,513	3,826
Net interest income	5,897	5,445	22,572	21,783
Provision for loan losses	(300)	(275)	(1,350)	(1,375)
Net interest income after provision for loan losses	6,197	5,720	23,922	23,158
Noninterest income:
Fees and service charges	564	558	2,159	2,135
Bank owned life insurance	119	103	447	403
Gain on calls and sales of securities	1	17	63	169
Gain on sales of mortgage loans	94	24	164	141
Gain on sales of other real estate owned	30	30	36	83
Other	129	123	542	562
Total noninterest income	937	855	3,411	3,493
Noninterest expenses:
Salaries and employment benefits	2,735	2,719	10,980	10,900
Occupancy, net	396	422	1,598	1,739
Equipment	156	159	609	655
Data processing	481	467	1,915	1,847
FDIC insurance premium	21	106	317	423
Other	1,213	1,027	4,483	4,615
Total noninterest expenses	5,002	4,900	19,902	20,179
Income before income tax expense	2,132	1,675	7,431	6,472
Income tax expense	784	614	2,695	2,272
Net income	1,348	1,061	4,736	4,200
Dividends on preferred stock	—	—	—	456
Net income available to common shareholders	$1,348	$1,061	$4,736	$3,744

Weighted avg. no. of diluted common shares	6,119,693	6,086,249	6,109,983	6,077,657
Diluted earnings per common share	$0.22	$0.17	$0.78	$0.62

Return on average common equity	10.40%	8.89%	9.43%	8.14%

Return on average assets	0.69%	0.58%	0.63%	0.60%

Yield on average interest-earning assets	3.77%	3.87%	3.81%	3.87%
Cost of average interest-bearing liabilities	0.80%	0.92%	0.85%	0.77%
Net interest rate spread	2.97%	2.95%	2.96%	3.10%

Net interest margin	3.18%	3.18%	3.18%	3.30%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015

Selected Operating Data:
Interest income	$7,000	$6,657	$6,979	$6,449	$6,643
Interest expense	1,103	1,113	1,124	1,173	1,198
Net interest income	5,897	5,544	5,855	5,276	5,445
Provision for loan losses	(300)	(250)	(450)	(350)	(275)
Net interest income after provision for loan losses	6,197	5,794	6,305	5,626	5,720
Noninterest income:
Fees and service charges	564	536	530	529	558
Bank owned life insurance	119	120	107	101	103
Gain on calls and sales of securities	1	6	32	24	17
Gain on sales of mortgage loans	94	33	19	18	24
Gain on sales of other real estate owned	30	—	6	—	30
Other	129	128	138	147	123
Total noninterest income	937	823	832	819	855
Noninterest expenses:
Salaries and employment benefits	2,735	2,788	2,742	2,715	2,719
Occupancy, net	396	400	404	398	422
Equipment	156	155	148	150	159
Data processing	481	485	477	472	467
FDIC insurance premium	21	100	90	106	106
Other	1,213	1,071	1,138	1,061	1,027
Total noninterest expenses	5,002	4,999	4,999	4,902	4,900
Income before income tax expense	2,132	1,618	2,138	1,543	1,675
Income tax expense	784	583	776	552	614
Net income	$1,348	$1,035	$1,362	$991	$1,061

Weighted avg. no. of diluted common shares	6,119,693	6,115,987	6,111,729	6,092,351	6,086,249
Diluted earnings per common share	$0.22	$0.17	$0.22	$0.16	$0.17

Return on average common equity	10.40%	8.06%	11.05%	8.21%	8.89%

Return on average assets	0.69%	0.54%	0.74%	0.55%	0.58%

Yield on average interest-earning assets	3.77%	3.68%	4.02%	3.79%	3.87%
Cost of average interest-bearing liabilities	0.80%	0.83%	0.86%	0.90%	0.92%
Net interest rate spread	2.97%	2.85%	3.16%	2.89%	2.95%

Net interest margin	3.18%	3.07%	3.38%	3.11%	3.18%